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                                                                       EXHIBIT 2

                          AMENDMENT TO RIGHTS AGREEMENT


         This amendment to Rights Agreement (this "Amendment") is entered into by Garden Ridge Corporation, a Delaware corporation ("Garden Ridge"), and Chase Mellon Shareholder Services, L.L.C. (the "Rights Agent") effective as of November 22, 1999.

         WHEREAS, Garden Ridge and the Rights Agent desire to amend that certain Rights Agreement dated as of June 4, 1997, as amended (the "Agreement"), as provided therein pursuant to Section 29 of the Agreement, which authorizes Garden Ridge to supplement or amend the Agreement without the approval of any holders of Rights Certificates (as defined in the Agreement).

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

         1. All capitalized terms used herein shall have the meaning set forth in the Agreement.

         2. The definition of "Acquiring Person" in Section 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

         "Acquiring Person" shall mean:

                  (i) any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 25% or more of the Voting Shares of the Company then outstanding, but shall not include (A) the Company, (B) any Subsidiary of the Company, (C) any employee benefit plan of the Company or of any Subsidiary of the Company or (D) any trustee of or fiduciary with respect to any such plan when acting in such capacity. Notwithstanding anything in this Agreement to the contrary, so long as that certain Plan and Agreement of Merger dated as of November 22, 1999 by and between the Company and GR Acquisition Corporation (the "Merger Agreement"), has not been terminated pursuant to the terms thereof, neither GRDG Holdings, LLC, GR Acquisition Corporation, Three Cities Fund III, L.P. nor any of their respective Affiliates shall be deemed to be an Acquiring Person solely by reason of the execution, delivery and performance of the Merger Agreement, including the Offer (as such term is defined in the Merger Agreement) or the announcement, making or consummation of the Offer,






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         the consummation of the Merger (as defined in the Merger Agreement) or any other transactions contemplated by the Merger Agreement. If any of these exceptions to the definition of an Acquiring Person apply, then the Person to whom the exception pertains shall not be an Acquiring Person for any purpose under this Agreement, including, without limitation, with respect to the definitions of Distribution Date,
         Section 12(a)(ii) Event, Section 14 Event, Stock Acquisition Date and Triggering Event.

                  (ii) notwithstanding any provision of the Agreement to the contrary, (A) no Distribution Date, Section 12(a)(ii) Event, Section 14 Event, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, (B) neither GRDG Holdings, LLC, GR Acquisition Corporation, Three Cities Fund III, L.P. nor any of their respective Affiliates shall be deemed to have become an Acquiring Person, and (C) no holder of Rights shall be entitled to exercise such Rights under, or be entitled to any other rights pursuant to, this Agreement solely by reason of (A) the approval, execution or delivery of the Merger Agreement, (B) the acquisition of Common Shares pursuant to the Offer, or (C) the consummation of the Merger.

                  (iii) notwithstanding the foregoing parts of this definition, no Person shall become an "Acquiring Person" as the result of an acquisition of Voting Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 25% or more of the Voting Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 25% or more of the Voting Shares of the Company then outstanding by reason of share purchases by the Company and shall after such share purchases by the Company and at a time when such Person is the Beneficial Owner of 25% or more of the Voting Shares of the Company then outstanding, become the Beneficial Owner of any additional Voting Shares of the Company, then such Person shall be deemed to be an "Acquiring Person."

                  (iv) notwithstanding the foregoing parts of this definition, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to parts (i) and (ii) of this definition has become such inadvertently, and such Person divests a sufficient number of Voting Shares so that such Person would no longer be an "Acquiring Person," by such deadline as the Board of Directors shall set, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

         3. A new Section 26 shall be added (and the numbering of subsequent sections altered accordingly) as follows:

                  Section 26. Termination. Upon the acquisition of shares of Common Shares pursuant to the Offer (as defined in the Merger Agreement), and without any further action and without any notice, the right to exercise the Rights will terminate and the holders of Rights will have no further rights under this Agreement.

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         4. Except as specifically provided herein, the Agreement shall continue in full force and effect in accordance with its terms without amendment or modification.

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         IN WITNESS WHEREOF, the undersigned parties hereby execute and agree to be bound by this Amendment, effective as of the date first written above.

                                              GARDEN RIDGE CORPORATION



                                              By: /s/ Jane Arbuthnot
                                                  ------------------------------
                                              Name: Jane Arbuthnot
                                                   -----------------------------
                                              Title:  Chief Financial Officer
                                                    ----------------------------

Countersigned:

CHASEMELLON SHAREHOLDER
    SERVICES, L.L.C.


By: /s/ Cindy Bennett
   -----------------------------------
Name: Cindy Bennett
     ---------------------------------
Title: Relationship Manager
      --------------------------------




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